Exhibit 10.3

Postal Realty Trust, Inc.

ALIGNMENT OF INTEREST PROGRAM

1.              Purpose. The Postal Realty Trust, Inc. 2019 Incentive Plan (the “Plan”) was adopted to promote the interests of Postal Realty Trust, Inc. (the “Company”) and its stockholders by

•	strengthening the Company’s ability to attract, motivate, and retain officers upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend;
•	offering such officers additional incentives to put forth maximum efforts for the success of the business; and
•	affording such officers an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights.

This Alignment of Interest Program is being adopted in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to the Company’s officers and directors to receive either long-term incentive partnership units in the Company’s operating partnership (“LTIP Units”) or restricted shares of the Company’s Class A common stock (the “Restricted Stock”) with long-term vesting. The Committee believes that utilizing LTIP Units and Restricted Stock with long-term vesting aligns the interests of the Company’s officers and directors with those of the Company’s stockholders.

2.              Definitions. Whenever capitalized terms are used herein, but not defined, they shall have the meanings attributed to such terms in the Plan.

3.              Participation. The Participants in this Alignment of Interest Program are the officers and directors who have been named by the Corporate Governance and Compensation Committee of the Company’s Board of Directors (the “Committee”) to participate in this program.

4.              Awards. Each year, Participants may (i) elect to reduce compensation that might be payable in cash the subsequent year (the “Reduction Year”) by, for officers, a percentage amount to be applied to the acquisition of LTIP Units, and for directors, Restricted Stock (the “Acquisition Shares”) and (ii) receive an award (an “Award”) based upon a multiple of the Acquisition Shares determined by the restriction period selected by the Participant (the “Restriction Multiple”).

The minimum and maximum percentage of each compensation type that a Participant may elect to be reduced and applied to Acquisition Shares shall be determined by the Committee. See Exhibit A for the current percentages.

The amount of base salary, cash bonus, retainer, fees or other compensation applied to the acquisition of LTIP Units or Restricted Stock shall reduce the base salary, cash bonus, retainer, fees or other compensation of the Participant for the Reduction Year.

The “Determination Date” shall be January 15 of the year following the Participant’s effective election, or, if such date is not a trading day, then the trading day immediately preceding January 15. Notwithstanding the foregoing, the following two exceptions apply:

(i)              for a Participant’s initial year of participation in the Program, the Determination Date shall be the date that is the fifteenth (15th) business day following the Participant’s effective election, and

(ii)             if the dollar amount of any reduced compensation has not been determined by January 15, then the Determination Date shall be the fifteenth (15th) business day following the date on which the amount of such compensation (e.g., bonus) is fixed and determined.

The number of Acquisition Shares granted to a Participant shall be determined as follows:

(i)              For elections made prior to the effective date of the Company’s Initial Public Offering (“IPO Effective Date”), the number of LTIP Units shall be determined as of the IPO Effective Date by the Committee, the number of shares of Restricted Stock shall be determined as of the IPO Effective Date by dividing the total of the Participant’s elected reduced Salary or retainer, fees for the remainder of such year by the price per share sold to the public by the underwriters of the Company’s Initial Public Offering; or

(ii)             For all periods after the IPO Effective Date, the number of LTIP Units shall be determined as of the Determination Date by the Committee and the number of shares of Restricted Stock shall be determined as of the Determination Date by dividing the total of the Participant’s elected reduced Salary, cash bonus, retainer, fees or other compensation by the volume weighted average price of the common stock for the 10 trading days immediately preceding the Determination Date.

The Restriction Multiple and restriction period shall be established by the Committee in its sole discretion. See Exhibit A for the current multiples. The Restriction Multiple shall be determined by Participant’s selection of a restriction period.

Each Participant must deliver written notice of Participant’s election to obtain an Award pursuant to this Section 4 to the Committee, or other person appointed by the Committee, prior to the end of the last business day before the beginning of the Reduction Year. The notice shall contain the percentage reduction and the restriction period selected by the Participant. Unless otherwise approved by the Committee, this election shall be irrevocable by the Participant.

The product of the Restriction Multiple multiplied by the Acquisition Shares, rounded to the nearest share, shall be the number of shares constituting an Award (the “Award Shares”) pursuant to this Section 4. See Exhibit B for illustrative examples of the calculations. Acquisition Shares and Award Shares determined pursuant to this Section 4 shall be delivered to each Participant as soon as administratively feasible, but generally prior to the record date for payment of the dividend declared in January of the Reduction Year. Each Participant must be an Eligible Person at the date of delivery of the Award to receive the Award Shares.

The Committee shall have the discretion to alter the administration of awards under this Alignment of Interest Program at any time prior to the grant of any such award, in accordance with Article III and Article XVI of the Plan.

5.              Termination of Employment. In the event of termination of a Participant’s employment, the disposition of any unvested Awards will be determined in accordance with such Participant’s written employment agreement and Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for cause (as defined by the Committee in its reasonable discretion), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of Participant’s death, disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will immediately vest. The provisions of Article XV of the Plan will govern in the event of a Change in Control and are not intended to be altered by this Section 5.

6.              Amendments. The Committee may from time to time amend or modify this Alignment of Interest Program, provided that no such action shall adversely affect Awards previously granted hereunder.

7.              Survival. This Alignment of Interest Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.